Exhibit 2.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 30, 2008 (this “Agreement”), among Walter Industries, Inc., a Delaware corporation (“Walter”), JWH Holding Company, LLC, a Delaware limited liability company (“JWH”), and each of the stockholders of Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (“Hanover”), signatory hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and, solely for the purposes of Section 5.2 hereof, Hanover.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Walter, JWH, and Hanover are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, JWH will merge into Hanover (the “Merger”), the separate existence of JWH shall cease and Hanover shall continue as the surviving corporation (the “Surviving Corporation”) and, except as otherwise provided in the Merger Agreement, shares of common stock of Hanover, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall be combined into fully paid and non-assessable shares of common stock of the Surviving Corporation, par value $0.01 per share (the “Surviving Corporation Common Stock”), at the rate specified in the Merger Agreement.

WHEREAS, as a condition and inducement to Walter and JWH entering into the Merger Agreement, Walter and JWH have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and perform the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1.   Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

 “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the

Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting stock of Hanover and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting stock of Hanover, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to each Stockholder, any shares of Common Stock Beneficially Owned or owned of record by such Stockholder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1.   Agreement to Vote.  At the Hanover Stockholders Meeting or any other meeting of the Hanover Stockholders, however called, including any adjournment or postponement thereof,

or in connection with any written consent of the Hanover Stockholders, each Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause the Covered Shares to be duly counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of proposals to approve (w) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, including the amendment and restatement of the Charter as set forth in the Amended and Restated Charter and the Merger Share Issuance, (x)  the Exchange Share Issuance, (y) the Plan Amendment and (z) any other action reasonably requested by Walter in furtherance of any of the foregoing; (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Hanover contained in the Merger Agreement, or of any Stockholder contained in this Agreement; and (iii) against any Hanover Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Stockholder of its obligations under this Agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Hanover or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of Hanover or any of its Subsidiaries or a reorganization, recapitalization or liquidation of Hanover or any of its Subsidiaries except as contemplated by the Merger Agreement; (C) an election of new members to the board of directors of Hanover, other than nominees for election as directors of Hanover who are serving as directors of Hanover on the date of this Agreement, who are nominated by Hanover’s Board of Directors or who are expressly contemplated by the Merger Agreement in connection with the consummation of the Merger; (D) any material change in the present capitalization or dividend policy of Hanover or any amendment or other change to Hanover’s charter or Bylaws, except as specified in the Amended and Restated Charter and the Amended and Restated Bylaws or if approved by Walter in writing; or (E) any other material change in Hanover’s corporate structure or business except as contemplated by the Merger Agreement.

2.2.   No Inconsistent Agreements.  Each Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Covered Shares that is inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

3.1.   Representations and Warranties of the Stockholders.  Each Stockholder hereby severally, and not jointly, represents and warrants to Walter and JWH as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action.  Such Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Walter and JWH, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)           Ownership.  Such Stockholder Beneficially Owns or is the record holder of the number of Existing Shares set forth below its name on the signature page hereto, and such Stockholder’s Existing Shares are, and all of such Stockholder’s Covered Shares owned from the date hereof through and on the Closing Date will be, Beneficially Owned or owned of record by such Stockholder.  Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Encumbrances.  As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder.  Such Stockholder has and will have at all times through the Closing Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned of record or Beneficially Owned by such Stockholder at all times through the Closing Date.

ARTICLE IV

OTHER COVENANTS

4.1.   Prohibition on Transfers, Other Actions.  Each Stockholder shall not, subject to the continuation of any Encumbrances on Covered Shares existing as of the date hereof, (i) Transfer any of such Stockholder’s Covered Shares or any interest therein, except, in the case of individual stockholders, for Transfers to charities, charitable trusts or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code, lineal trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees to be bound by the terms of this Voting Agreement, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, any of such Stockholder’s representations, warranties, covenants and obligations under this Agreement or (iii) take any action that could restrict or otherwise affect such

Stockholder’s legal power, authority or right to comply with and perform any of such Stockholder’s covenants and obligations under this Agreement.

4.2.   Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as any and all securities into which or for which any or all of such shares may be changed or exchanged or which are issued or received in such transaction.

4.3.   Further Assurances.  From time to time, at Walter’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1.   Termination.  This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the Closing, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) solely with respect to Amster Trading Company or Ramat Securities LTD, the date of termination of the Exchange Agreement by and among Hanover, Amster Trading Company and Ramat Securities LTD, dated as of the date hereof, in accordance with its terms.  Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

5.2.   Stop Transfer Order.  In furtherance of this Agreement, each Stockholder hereby authorizes and instructs Hanover to instruct its transfer agent to enter a stop transfer order with respect to all of such Stockholder’s Covered Shares.  As promptly as practicable after the date of this Agreement Hanover shall give such stop transfer instructions to the transfer agent for the Common Stock.   Notwithstanding the foregoing, and without limiting the obligations of the Stockholders pursuant to Section 4.1 hereof, to the extent that Hanover or its transfer agent determines that entry or enforcement of any stop transfer order is not reasonably practicable in respect of Covered Shares that are registered on behalf of any Stockholder in street name, Hanover shall not be required to instruct its transfer agent to enter any such stop transfer order in respect of such street name registered Covered Shares.

5.3.   No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Walter or JWH any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and neither Walter nor JWH shall have any authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

5.4.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to Walter to:

Walter Industries, Inc.

4211 W. Boy Scout Boulevard, 10th Floor

Tampa, Florida 33607-5724
Attention:  General Counsel
Facsimile:  (813) 871-4430

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017

Attention:  Peter J. Gordon, Esq.
Facsimile: (212) 455-2502

(b)           if to Hanover (for purposes of Section 5.2) to:

Hanover Capital Mortgage Holdings, Inc.

200 Metroplex Drive

Edison, New Jersey 08817
Attention:  General Counsel
Facsimile:  (732) 548-0286

with a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention:  Mark I. Sokolow, Esq.

Facsimile:  (212) 912-7751

(c)           if to any Stockholder, then at the address set forth below its name on the signature page hereto.

5.5.   Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6.   Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7.   Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the Transaction Agreements and the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.8.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.  Each party irrevocably consents to and submits to the jurisdiction, including the personal jurisdiction, of (i) any Maryland State court and (ii) any Federal court of the United States sitting in the State of Maryland, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto only in any Federal court of the United States sitting in the State of Maryland or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Maryland State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Maryland State court, and (ii) any Federal court of the United States sitting in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 5.8 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 5.8 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 5.8. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or related to this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (I) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (II) each party understands and has considered the implications of this waiver, (III) each party makes this waiver voluntarily and (IV) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.8.

5.9.   Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Walter and, to the extent such amendment relates to a Stockholder, such Stockholder, provided that any amendment to Section 5.2 shall also require the written consent of Hanover.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

5.10.   Remedies.  (a)  Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  Each party hereto shall not oppose the granting of such relief in the event a court determines that such a breach has occurred and shall waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)              All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11.   Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be declared to be invalid, unenforceable or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

5.12.   Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of Walter and the Stockholders.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Name: Victor P. Patrick
Title: Vice Chairman

JWH HOLDING COMPANY, LLC

By:	/s/ Mark J. O’Brien
Name: Mark J. O’Brien
Title: President and Chief Executive Officer

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
(solely for purposes of Section 5.2)

By:	/s/ John A. Burchett
Name: John A. Burchett
Title: CEO and President

[Voting Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

John A. Burchett
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
Existing Shares: 645,185

/s/ John A. Burchett
Name: John A. Burchett

Irma N. Tavares
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
Existing Shares: 225,487

/s/ Irma N. Tavares
Name: Irma N. Tavares

Amster Trading Company
23811 Chagrin Blvd. #200
Beachwood, Ohio 44122
Existing Shares: 500

By:	/s/ Howard Amster
Name:	Howard Amster
Title:	President

Ramat Securities, LTD
23811 Chagrin Blvd. #200
Beachwood, Ohio 44122
Existing Shares: 0

By:	/s/ Howard Amster
Name:	Howard Amster
Title:	Member

[Voting Agreement Signature Page]